Nicor Inc.
                                                                      Form 10-Q
                                                                  Exhibit 10.05

                                2005
        NICOR ANNUAL INCENTIVE COMPENSATION PLAN FOR OFFICERS
        -----------------------------------------------------

A. The 2005 Nicor Annual Incentive Compensation Plan for Officers is designed to link participant incentive compensation to the accomplishment of important objectives--both financial goals and defined strategic plans. It ties the pay an individual receives to his performance and that of the company. This plan is intended to provide a flexible framework for a performance bonus program for Nicor.

B.  Purpose
    -------
    The purpose of this Plan is to provide an annual incentive plan which supports the longer-term strategic planning process. This is done by linking pay to the performance of tasks which focus on objectives of strategic importance.

C.  Eligible Group
    --------------
    Officers of Nicor are eligible for participation. Participation should be limited to those employees in positions which enable them to make significant contributions to the performance and growth of the company.

D.  Components of Plan
    ------------------
    Compensation Objective
    Bonus Targets
    Performance Targets
    Goal Setting Guidelines
    Program Schedule
    Form of Payment

    Compensation Objective
    ----------------------
    Base Salary + Bonus Target = Short-Term Compensation Objective

    An individual's short-term compensation objective will be based on salary plus a bonus, expected to be earned if agreed-upon performance targets are met. Under certain conditions, short-term compensation above or below targets may be paid.

    Base salaries will be managed at the appropriate blend of general and industry average which will be determined annually by survey data. Bonus targets will be set based on the individual's job responsibilities and compensation objective, such that total compensation objectives are managed at the level as determined by the Compensation Committee of the Board of Directors to remain competitive.


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    Bonus Target
    ------------
    The bonus target amount varies according to pay, job responsibilities and ability to impact the organization. The higher responsibility and impact levels, the greater the dollars at risk.

    Performance Targets
    -------------------
    Performance criteria focus on the achievement of agreed-upon and documented strategic goals. Performance targets may include measures of financial performance, the ability to meet budget levels and individual or group performance objectives. An individual's target may include all three types of goals, weighted by the band level and responsibilities involved. Each particular performance target will be assigned weighting reflected as a percentage of compensation objective.

    Goal Setting Guidelines
    -----------------------
    The most important aspect of this Plan will be in establishing effective goals. In addition to the goals which will be measured by company financial performance, realistic, operational management goals may be established and agreed upon by both the participant and his supervisor for company, division, project or individual performance. As well as being realistic, the goals should be measurable wherever possible by quantifiable performance criteria. It is recognized that measurement of some goals will require subjective assessments on criteria mutually agreed between an individual and his/her supervisor. Goals must be consistent with the longer-term strategic plan.

    A set of guidelines will be devised by the Nicor Human Resources Department to aid in this process. These guidelines will provide direction as to goal formulation and reporting.

    Amount of bonus payment for financial/budget related goals can vary above and below target based upon results achieved. For targets met, bonus amount will be 100% of target. When targets are exceeded or are not reached, bonus will be proportionately more or less than the target.

    Project or individual goals which are not quantifiable will be evaluated by the participant's superior based on performance and will fall into one of six categories of achievement: unsatisfactory; less than expected, but more than unsatisfactory; less than expected, but satisfactory given facts and circumstances; expected; more than expected, but less than outstanding; and outstanding performance. Accordingly, performance at, below or above expected performance will result in awards relative to performance.


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    The Compensation Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted.

    Plan Schedule
    -------------
    The 2005 Nicor Incentive Compensation Plan runs on a calendar year basis, with the strategic planning cycle and budgeting process the primary link to performance and bonus targets. Responsibility for determination of financial results will be with the Accounting Department. A program for review will be established and individual, project, division or company goal performance will be reviewed at least twice each performance year.

    Year-end results should be available and evaluated in January of the following year. Following approval of the Compensation Committee of the Board of Directors, bonuses will be payable to participants.

    Form of Payment
    ---------------
    All awards will be paid in cash, except that a participant in the Stock Deferral Plan may elect to defer up to 50% of their award into that plan and a participant in the Salary Deferral Plan may elect to defer 10% to 20% of their award into that plan. Deferral elections must meet the guidelines and timing of the Stock Deferral and/or Salary Deferral Plans to be effective. Appropriate taxes for the entire award amount will be withheld from the portion of the award being paid in cash.

    A participant may elect by writing to the Compensation Committee prior to the end of the fiscal year to have all or a portion of the following year's incentive award deferred and paid in no more than five annual installments beginning either with the date of termination or retirement, or in a lump sum within six months after termination of employment or retirement. In addition, with the consent of the Compensation Committee, the participant may, at the time of making such election, designate some other date for the commencement of such deferred payment. Further, the participant may submit a request to change the original deferral period. The request must be submitted in writing to the Compensation Committee who will take into consideration the particular facts and circumstances in its final determination.

    An amount which is deferred shall be credited with compounded interest equal to the prime rate applied on a quarterly basis.


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E.  Integration with Existing Programs
    ----------------------------------
    Base salaries will be managed with range bands at the appropriate blend of general and industry average for comparable positions, with total compensation objectives to be managed at a level appropriate with the performance of the company, as determined by the Compensation Committee. Salaries will be monitored each year and increases granted based on merit and range band. Bonus targets will be set as a percentage of base salary. A change, other than the annual salary review, in the compensation objective will customarily occur during the year only through promotion to various levels, at which time the base salary and bonus target are also likely to change.

    Promotion of an employee during the year or reassignment to responsibilities in which new performance objectives apply will result in proration of the existing performance objectives and bonus target and assignment of new performance objectives as determined by the Compensation Committee. Promotion into the Plan would involve a promotional increase, but eligibility for bonus would be delayed unless the participant is able to produce positive results in the remaining time, as determined by the Compensation Committee.

    If a participant voluntarily terminates or is terminated for cause prior to the end of the performance period, then no award shall be granted. In the event a participant shall die, become disabled, retire or is terminated without cause before the end of the performance period, then the Compensation Committee will authorize payment of an award to the participant, or beneficiary, in such amount as the Committee deems appropriate.

F.  Responsibility
    --------------
    Acceptance and success of this Plan will depend on documented, realistic goals that are fair, understandable and measurable. Considerable management focus and involvement will be required for goals to be established, communicated and monitored.

    The Human Resources Department will be responsible for the administration of the process for the company. This will include:

    1) monitoring market salary and total compensation levels;

    2) recommending structural changes in base salary and compensation objective adjustments;

    3) reviewing eligibility and performance targets;


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    4) monitoring financial performance targets through the Accounting
       Department;

    5) communicating progress reports to participants;

    6) progress and exception reporting to Compensation Committee;

    7) monitoring compliance with related financial controls; and

    8) maintaining the accuracy of the plan documents(s) governing the plan.

    The 2005 Nicor Annual Incentive Compensation Plan for Officers and changes to its performance targets and measurement criteria will be reviewed and approved by the Compensation Committee.

    In establishing the actual bonus awards to be made, the Compensation Committee may take into account all of the facts and circumstances which exist during the year and may make appropriate upward or downward revisions in performance criteria, add or delete objectives, or change the relative percentages assigned to the various performance objectives.

G.  Amendment and Termination
    -------------------------
    The Board of Directors may amend or terminate the Plan at any time without the consent of the participants. No such amendment or termination shall negatively impact any participant's amount which accrued under the Plan prior to the calendar year in which the amendment is made.

    Summary
    -------
    The primary focus of this Plan is to link employee and company performance and performance bonus through an incentive plan. It provides the necessary emphasis on accountability for actions and decisions and enables people to gain personally through significant efforts which contribute to the company's present and future success.





                                          Nicor Human Resources
                                               March 2005